SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                                  FORM S-3
                        Registration Statement Under
                         The Securities Act of 1933

                             COMMUNITY BANCORP.
           (exact name of registrant as specified in its charter)

           Vermont                                   03-0284070
(State or other jurisdiction                      (I.R.S. Employer
     of incorporation or                       Identification Number)
        organization)

                     U.S. Route 5, Derby, Vermont  05829
                               (802) 334-7915
                 (Address of principal executive offices and
                   telephone number, including area code)

Richard C. White, President               With a copy to:
Community Bancorp.                        Denise J. Deschenes, Esquire
P.O. Box 259                              Primmer & Piper, P.C.
Derby, VT  05829                          52 Summer Street
(802) 334-7915                            St. Johnsbury, VT  05819
                                          (802) 748-5061
     (Name, address, and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] Reg. No. 33-24431

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       Calculation of Registration Fee

______________________________________________________________________________________

                                            Proposed     Proposed          Amount of
Title of each         Amount                maximum      maximum           registra-
class of securities   to be                 offering     aggregate         tion fee
to be registered      registered(1)         price per    offering
                                            share(2)     price(2)
______________________________________________________________________________________

Common Stock,
$2.50 par value       200,000 shs.         $17.25        $3,450,000        $1189.65

<F1> (1)  Pursuant to Rules 416(a) and (b), this registration statement is intended to cover such number of additional shares of the Company's common stock as may be necessary to prevent dilution of the shares initially registered hereby resulting from stock splits or stock dividends, if any, occurring after the effective date of this registration statement.

<F2> (2)  Estimated solely for the purposes of calculating the registration fee and based pursuant to Rule 457(c), on the average of the bid and asked price of the Company's Common Stock as of December 21, 1995.

PROSPECTUS

[Graphic of                  COMMUNITY BANCORP.
Corporate Logo]                   Derby Road
                              Derby, VT  05829
                               (802) 334-7915

                                 ------------

                         DIVIDEND REINVESTMENT PLAN

                                 ------------

      The Dividend Reinvestment Plan (the "Plan") of Community Bancorp. (the "Company") provides a convenient way for the Company's shareholders to purchase additional shares of the Company's $2.50 par value Common Stock (the "Common Stock") without payment of brokerage commissions or service charges.

      Shares purchased under the Plan are purchased at the greater of (1) a 10% discount from the book value of the Company's stock as of the end of the preceding fiscal quarter, or (2) a 10% discount from the weighted average purchase price in trades of the Company's stock made during the preceding fiscal quarter through the brokerage firm of First Albany Corp. (See "DESCRIPTION OF THE PLAN," Question 10).

      There is no active public trading market in the Company's Common Stock, nor can any assurance be given that such a market will develop in
the future.   The brokerage firm of First Albany Corp. attempts to match buyers and sellers of the Company's stock when it receives buy or sell orders from its customers, but trading is infrequent. If a public trading market in the Company's Common Stock should later develop, the purchase price of the shares under the Plan will be based upon the market value of the stock.

      Community National Bank (the "Bank"), a wholly-owned subsidiary of the Company, has been designated as the agent for participants in the Plan. Participants may vote all shares of Common Stock purchased for them under the Plan.

      This Prospectus relates to 200,000 shares of $2.50 par value Common Stock of the Company registered for purchase under the Plan. It is suggested that this Prospectus be retained for future reference.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is December 31, 1995.


            AVAILABLE INFORMATION AND REPORTS TO SECURITY HOLDERS

      Community Bancorp. is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files proxy statements, reports and other information with the Securities and Exchange Commission (the "Commission"). Such proxy statements, reports and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in Chicago (Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn, Chicago, Illinois 60604) and New York (26 Federal Plaza, New York, New York, 10007). Copies of such material can be obtained from the Public Reference Section of the Commission, at its principal office, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

      Community Bancorp. furnishes to its shareholders annual audited consolidated financial statements and quarterly unaudited consolidated statements.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents on file with the Commission contain additional information about the Company and its operations and are incorporated by reference in this Prospectus:

      1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1994; and

      2. The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30 and September 30, 1995.

      3. The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A, as amended on Form 8 dated May 25, 1988, and Form 8-A/A dated April 29, 1994, and as amended from time to time subsequent to the date of this Prospectus.

      All documents subsequently filed by the Company with the Commission, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

      Any person receiving a copy of this Prospectus may obtain, upon request, a copy of any of the documents incorporated by reference herein, other than exhibits to such documents. Requests for such copies should be directed to Community Bancorp., P.O. Box 259, Derby, Vermont 05829, (802) 334-7915, Attention: Stephen P. Marsh.


                DESCRIPTION OF THE DIVIDEND REINVESTMENT PLAN

      The following is a question and answer description of the Dividend Reinvestment Plan being offered to the shareholders of Community Bancorp.

Purpose

1.  What is the purpose of the Plan?

      The purpose of the Plan is to encourage the Company's shareholders to increase their investment in the Company by providing them with a simple and convenient way to invest cash dividends in additional shares of the Company's Common Stock without payment of brokerage commissions or service charges. Shares of Common Stock purchased under the Plan will consist of newly-issued or treasury shares, thereby providing additional funds for the Company's continuing operations and general corporate purposes.

Benefits

2.  What are the benefits of the Plan?

      The Plan offers participants a number of benefits. Participants in the Plan may reinvest their cash dividends automatically in shares of the Company's Common Stock, at a discount (see question 10) and without payment of any brokerage commissions or service charges. Participants obtain full investment use of funds, as the Plan provides for the purchase of fractions of shares and for reinvestment of dividends on fractional, as well as whole, shares. Participants may also deposit their stock certificates with the Bank for safekeeping, thereby avoiding the risk of theft, loss or accidental destruction of those certificates as well as for shares credited to their Plan accounts. In addition, the regular statement of account furnished to participants (see question 11) will facilitate simplified record keeping.

Participation

3.  Who is eligible to participate?

      All holders of record of the Company's Common Stock who are residents of jurisdictions in which the Plan is qualified under applicable securities law* are eligible to participate in the Plan. Beneficial owners of shares of the Company's Common Stock held in a retirement account or registered in the name of a broker or nominee may also participate in the Plan through their retirement account trustee, broker or nominee, as the case may be. Beneficial owners who wish to participate in the Plan (to the extent permitted above) must make appropriate arrangements for their broker or nominee to participate in the Plan. Employees of the Company or its subsidiaries who participate in the Company's Retirement Savings Plan and who have invested in the Company Stock Fund under that Plan will be enrolled in the Dividend Reinvestment Plan automatically, through the Trustee of the Retirement Savings Plan as the shareholder of record.

________________________________________________________________________

Footnote *:  Due to variations from jurisdiction to jurisdiction in applicable securities laws, participation in the Plan may not be offered to shareholders of the Company who reside in certain jurisdictions.
________________________________________________________________________

4.  Who administers the Plan for participants?

      Community National Bank, as plan administrator and agent for the participants, keeps Plan records, sends statements of account to participants or their nominee holders and performs other administrative duties relating to the Plan.

5.  How does an eligible shareholder participate?

      An eligible holder of Common Stock may join the Plan at any time by completing and signing an Authorization Card and returning it to Community National Bank, Derby Road, Derby, Vermont 05829, Attention: Trust Department. An Authorization Card is enclosed for your convenience. Additional Authorization Cards may be obtained at any time by written or telephone request to the Bank.

      As stated above at question 3, employees of the Company or its subsidiaries who participate in the Company Stock Fund portion of the Company's Retirement Savings Plan will be enrolled in the Dividend Reinvestment Plan automatically through the Trustee of the Retirement Savings Plan and no Authorization Card is necessary in order for dividends to be reinvested on shares held in their Retirement Savings Plan accounts.

6.  When may a shareholder join the Plan?

      An eligible shareholder of record may join the Plan at any time. In general, if an Authorization Card directing reinvestment of dividends is received by the Bank at least ten (10) days before the record date established for a particular dividend, reinvestment will commence with that dividend. If the Authorization Card is received after the time prescribed, unless otherwise waived by the Bank, reinvestment of dividends will not begin until the dividend payment date following the next record date, as applicable. The record dates for determining shareholders entitled to payment of quarterly dividends on the Company's Common Stock generally fall on the fifteenth day of the months of January, April, July and October. Enrollment in the Plan for residents of certain jurisdictions may, however, be delayed pending compliance with applicable state or foreign securities laws.

7. Are there any expenses to participants in connection with purchases under the Plan?

      No. Participants will incur no brokerage commissions or service charges for purchases made under the Plan. All costs of administration of the Plan will be paid by the Company. However, any participant who directs the Plan administrator to sell shares of Common Stock held in his or her Plan account will be responsible for any brokerage fees incurred in connection with such sale.

8.  How many shares of Common Stock will be purchased for participants?

      The number of shares purchased for a participant depends on the amount of the dividends reinvested and the purchase price of the Common Stock. Each participant's account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested divided by the purchase price per share. In the case of those foreign holders whose dividends are subject to United States income tax withholdings or in the case of those participants who are subject to withholding of payment of dividends because of (1) failure to provide proper taxpayer identification numbers or (2) under-reporting of income on tax filings with the Internal Revenue Service, the amount of dividends invested will be less the amount required to be withheld.

9.  When will shares of Common Stock be purchased under the Plan?

      Purchases under the Plan will be made on the dividend payment date or as soon thereafter as practicable, but no later than thirty (30) days thereafter, unless necessary to comply with applicable securities laws. Cash dividends on the Company's Common Stock are ordinarily paid on or about the first day of the months of February, May, August and November.

10. At what price will shares of Common Stock be purchased under the Plan?

      As of the date of this Prospectus, there is no established public trading market for the Common Stock of the Company. Shares of the Company's Common Stock are not traded on any national or regional exchange or in the over-the-counter market. The brokerage firm of First Albany Corp. ordinarily attempts to match buyers and sellers of the Company's stock when it receives buy or sell orders from its customers, but trading is not active. In addition, there are occasional trades through other brokerage firms or as a result of private transactions not involving any broker or dealer. (See "NATURE OF TRADING MARKET; BOOK VALUE," page 11.)

      The price at which shares will be purchased under the Plan will be the greater of (1) the book value of the Company's Common Stock as of the end of the preceding fiscal quarter, less 10%, or (2) the weighted average purchase price of the Company's shares in trades effected during the preceding fiscal quarter through the brokerage firm of First Albany Corp., less 10%. (A "weighted average" purchase price takes into account the number of shares purchased at a particular price.) If a public trading market in the Company's Common Stock should later develop, the purchase price of the Common Stock under the Plan will be the market value of the Common Stock as of the trading day next preceding the investment date, less 10%. (See "NATURE OF TRADING MARKET; BOOK VALUE," page 11.)

Reports to Participants

11.  What kind of reports will be sent to participants in the Plan?

      Shareholders of record who participate in the Plan will receive a statement of account for each quarter in which a purchase or reinvestment is made. Each statement will contain the date of the purchase, the amount purchased, the purchase price per share, the number of shares acquired and the total number of shares held after such acquisition. These statements will provide a record of the cost of purchases of shares under the Plan and should be retained for tax purposes.

      Employees who participate in the Plan through investment in the Common Stock fund under the Company's Retirement Savings Plan will receive reports of their Retirement Savings Plan accounts from the Trustee of such Plan, including dividend reinvestment allocations, as provided by the terms of the Retirement Savings Plan.

      Shareholders of record who participate in the Plan will receive copies of the Company's annual and quarterly reports to shareholders, proxy statements and other shareholder information. Employees who participate in the Plan through investment in the Common Stock fund under the Company's Retirement Savings Plan will be furnished with copies of proxy statements and related materials by the Trustee of the Retirement Savings Plan in connection with seeking instructions on the voting of such shares. (See question 20.)

Dividends

12. Will a participant be credited with dividends on all whole and fractional shares held in his or her account under the Plan?

      Yes. As the agent for participants under the Plan, the Bank will receive dividends for all shares held by Plan participants on the dividend record date, will credit such dividends to such accounts on the basis of full and fractional shares held and will automatically reinvest such dividends to purchase additional shares of Common Stock for the account of participants.

Certificates for Shares

13. Will certificates be issued for shares of Common Stock purchased under the Plan?

      Unless requested, certificates for shares of Common Stock purchased under the Plan will not ordinarily be issued but shares purchased under the Plan will be registered in the name in which the Plan account is maintained and will be credited to that account. The number of shares credited to the account of a participant under the Plan will be shown on his or her statement of account. This feature protects against loss, theft or destruction of stock certificates.

      Certificates for any number of whole shares credited to the account of a participant (other than employees who participate through the Retirement Savings Plan) will be issued without charge within thirty (30) days of receipt of a written request. Fractional shares will be settled in cash and certificates representing fractional shares will not be issued under any circumstances. Cash settlement of fractional shares will be based on the purchase price of the Company's Common Stock under the Plan for Plan purchases made during the immediately preceding quarter.

      Dividend Reinvestment Plan accounts for employees who participate through the Company's Retirement Savings Plan are subject to the applicable withdrawal restrictions of that Plan.

14.  May a participant reinvest dividends on less than all shares owned?

      A shareholder may not elect to have dividends reinvested on less than all of his shares registered in the same name. If a shareholder, however, owns shares in more than one name (such as, for example, shares registered in the name "John Doe" and others registered in the name "J. Doe") then the shareholder may elect to participate in the Plan as to the shares registered in one name but not in the other. Shareholders are reminded that dividends on all shares registered in the name in which their Plan account is maintained will be reinvested, even shares purchased outside the Plan and regardless of whether the Bank has possession of the certificates representing those shares.

Sale and Withdrawal of Shares

15.  How may a participant withdraw shares purchased under the Plan?

      A participant (other than an employee who participates through the Company's Retirement Savings Plan) may withdraw all or a portion of the whole shares credited to his or her account under the Plan by notifying the Bank in writing that he or she wishes to withdraw shares and specifying the number of whole shares to be withdrawn. Certificates for the whole shares of Common Stock so withdrawn will be registered in the name of and issued to the participant. Fractional shares will be settled in cash and in no case will certificates representing fractional shares be issued. Future dividends on shares for which certificates have been furnished will continue to be reinvested for so long as the shares remain registered in the same name in which the shareholder's Plan account is maintained. (See question 14.)

      If a participant directs the Bank to sell shares of Common Stock held in his or her account, the participant will be responsible for any brokerage commissions and charges incurred in connection with that sale.

      As stated above at question 13, Dividend Reinvestment Plan accounts for participants in the Company's Retirement Savings Plan are subject to the applicable withdrawal restrictions of that Plan.

16. What happens to a participant's Plan account if a participant sells all of his shares of Common Stock that are registered in the name in which his Plan account is maintained?

      If a participant disposes of all of his whole shares of Common Stock registered in the name in which his Plan account is maintained, his Plan account will be terminated and he will be paid in cash for any fractional share remaining in his Plan account. Cash settlement of fractional shares will be based upon the purchase price of the Company's Common Stock under the Plan for the immediately preceding quarter. In the case of an employee of the Company or its subsidiaries who participates in this Plan through his participation in the Company's Retirement Savings Plan, such participation will continue unless the employee either (i) terminates his investment in the Retirement Savings Plan Stock Fund or (ii) terminates his participation in this Plan as provided in Section 17 below.

Termination of Participation

17.  How does a participant terminate his participation in the Plan?

      A participant (other than an employee who participates through the Retirement Savings Plan) may terminate his participation in the Plan at any time by notifying the Bank in writing to that effect. To prevent further reinvestment of dividends under the Plan, written notice of termination must be received at least ten (10) days prior to the dividend record date for the next dividend to be paid. Employees who participate in the Dividend Reinvestment Plan through their investment in the Company Stock Fund under the Retirement Savings Plan may terminate their participation in the Dividend Reinvestment Plan, effective as of the following January 1, by notifying the trustee of the Retirement Savings Plan in writing of their desire to terminate. The procedures for such notification, including the due date for receipt of the notice, will be governed by the terms of the Retirement Savings Plan.

      Following the effective date of termination of participation in the Plan, dividends on shares previously subject to the Plan will be paid in cash to the shareholder of record. If a participant in the Company Stock Fund under the Retirement Savings Plan terminates his participation in the Dividend Reinvestment Plan while remaining invested in the Stock Fund, dividends paid on the shares allocated to his Company Stock Fund account will be paid to the trustee of the Retirement Savings Plan and invested in accordance with the employee's investment directions under such Plan.

Other Information

18.  What shares will be offered under the Plan?

      The Company has registered 200,000 shares of the Company's $2.50 par value Common Stock with the Securities and Exchange Commission for issuance under the Plan. The shares issued from time to time under the Plan will be newly-issued shares of the Company or so-called treasury shares; that is, shares previously issued and later reacquired by the Company.

19. What happens if the Company has a rights offering, issues a stock dividend or declares a stock split?

      In the event that the Company should make available to its shareholders rights to purchase additional shares or other securities, the Bank, as the Plan administrator, may in its sole discretion either (i) seek instructions from the participants as to exercise of such rights or
(ii) sell or direct the sale of the rights accruing to shares held in participant accounts and apply the net proceeds of such sales to the purchase of additional shares of Common Stock for the account of the participants.

      Any stock dividend or shares resulting from stock splits with respect to full shares and fractional shares credited to a participant's account will be added to the account.

20. How will a participant's shares in the Plan be voted at meetings of the Company's shareholders?

      Each Plan participant (other than employees who participate through the Company's Retirement Savings Plan) will be furnished a proxy card and proxy statement for each shareholders' meeting and will be entitled to vote any shares held in his Plan account, including fractional shares.

      Employees who participate in the Plan through the Retirement Savings Plan will have the opportunity to vote, indirectly, the shares allocated to their account by furnishing written voting instructions to the Retirement Savings Plan Trustee, as the shareholder of record.

21. What are the federal income tax consequences of participation in the Plan?

      As of the date of this Prospectus, the federal income tax consequences of participation in the Plan for shareholders (other than employees of the Company or its subsidiaries who participate through their investment in the Company Stock Fund under the Retirement Savings Plan) may be summarized as follows:

      A participant in the Plan will be treated as having received a distribution equal to the full fair market value of the stock purchased for his account with reinvested dividends. In the case of corporate shareholders, the amount of dividends received will be eligible for the dividends received deduction available under the Internal Revenue Code. The tax basis of any shares acquired through the Plan will be the purchase price of the shares on the purchase date. The holding period for shares acquired through the Plan will begin on the day after the dividend payment date. A participant will not realize taxable income upon receipt of certificates for whole shares credited to his Plan account, either upon request for such certificates or upon withdrawal from the Plan. A participant will, however, recognize gain or loss upon the sale or exchange of whole shares measured by the difference between the amount he receives for the shares and his tax basis in such shares. In addition, the receipt of cash for a fractional share upon withdrawal from the Plan will be treated as a redemption of such fraction. In general, this means that a participant will recognize gain or loss measured by the difference between the amount of cash received in redemption of the fractional share and the participant's tax basis in such fractional share.

      Employees of the Company or its subsidiaries who participate in the Dividend Reinvestment Plan through their investment in the Company Stock Fund will not recognize taxable income on reinvested dividends until such amounts are distributed to the employee in cash or stock. Distributions under the Retirement Savings Plan are generally prohibited until termination of employment or retirement or earlier death or disability. Upon distribution, employees will recognize gain in the amount of the cash or the fair market value of the stock distributed.

      All participants are urged to consult their own tax advisors for further information as to the particular tax consequences--federal, state and local--which may result from their participation in the Plan and subsequent disposition of shares purchased under the Plan. The income tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction.

22.  What is the responsibility of the Plan Administrator?

      Neither the Company nor its agents, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death or adjudicated incompetency prior to receipt of written notice thereof, the prices at which shares are purchased for the participant's account, the times when purchases are made, or fluctuations in (1) the average selling price of the stock in trades effected through the brokerage firm of First Albany Corp., (2) in the book value of the Common Stock, or (3) if a market later develops, in the market value of the Common Stock.

23. Who bears the risk of fluctuations in the price or value of the Common Stock?

      A participant's investment in shares acquired under the Plan is no different from investment in directly-held shares in this regard. The participant bears the risk of loss and realizes the benefits of any gain from changes in the price or value of shares held by him in the Plan or otherwise.

24.  May the Plan be changed or discontinued?

      While the Company hopes to continue the Plan indefinitely, the Company reserves the right to suspend or terminate or amend the Plan at any time, including the period between a dividend record date and the related dividend payment date. Participants will be notified in writing of any such suspension, termination or amendment to the Plan. The Company also reserves the right to terminate, upon written notice, any participant's Plan account at any time.

25.  Who interprets the Plan?

      Any question of interpretation arising under the Plan will be determined by the Company and any such determination will be final. Employees who participate in this Plan by virtue of their participation in the Company Stock Fund under the Company's Retirement Savings Plan should be aware that in the event of a conflict between the terms of this Plan and those of the Retirement Savings Plan, the terms of the Retirement Savings Plan shall control.


                               USE OF PROCEEDS

      The net proceeds to be received by the Company from the sale of the Common Stock offered under the Plan will be added to the general funds of the Company and will be used for its continuing operations and general corporate purposes. The Company has no basis for estimating either the number of shares of Common Stock that will ultimately be sold pursuant to the Plan or the prices at which such shares will be sold.


                    NATURE OF TRADING MARKET; BOOK VALUE

      As explained in question 10 of the Description of the Plan, absent an established public trading market in the Company's Common Stock, shares of stock purchased under the Plan will be purchased at the greater of (1) the book value of the Common Stock at the end of the preceding fiscal quarter, less 10%, or (2) the weighted average purchase price of the Company's shares in trades made during the preceding fiscal quarter through the brokerage firm of First Albany Corp., less 10%. If a public trading market in the Company's Common Stock should later develop, the price of shares purchased under the Plan will be the market price of the Common Stock as of the trading day next preceding the investment date, less 10%.

Trading Market

      There is at present no established public trading market for the Company's Common Stock and no assurance can be given that a market will develop in the future. While the brokerage firms of First Albany Corp. and Dean Witter Reynolds Inc. generally attempt to match buyers and sellers of the Company's stock when they receive buy or sell orders from their customers, trading is not active. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and willing sellers of the stock at any given time and such presence is, in turn, dependent upon the individual decisions of the purchasers and sellers over which neither the Company nor any broker or market maker has control.

      The table below sets forth the ranges of prices paid per share for the Company's Common Stock in trades effected through First Albany Corp. during the last three calendar years and during the first three quarters of 1995.

                 1st Quarter        2nd Quarter        3rd Quarter        4th Quarter
                 -----------        -----------        -----------        -----------

1992
 Trade Price
   High ......   $ 10.50            $ 10.25            $ 11.00            $ 12.00
   Low .......   $  9.25            $  9.25            $  9.25            $ 11.00
1993
 Trade Price
  High .......   $ 14.50            $ 15.00            $ 15.50            $ 16.75
  Low ........   $ 13.50            $ 13.63            $ 14.50            $ 15.50
1994
 Trade Price
  High .......   $ 18.00            $ 18.50            $ 19.00            $ 18.50
  Low ........   $ 16.50            $ 17.00            $ 17.91            $ 16.25
1995
 Trade Price
  High .......   $ 17.00            $ 17.50            $ 17.50
  Low ........   $ 16.50            $ 16.75            $ 17.00

      Management of the Company does not know the price at which all trades were conducted during the periods indicated and the prices set forth above may not be indicative of the true market value of the Company's Common Stock. In addition, past trading prices are not necessarily indicative of future trading prices.

Book Value

      The table below shows the per share book value of the Common Stock outstanding as of the dates indicated. Except for year-end figures, which are based on audited financial information, the book values below are based on unaudited financial information.

                               1992        1993        1994         1995
                               ----        ----        ----         ----

          March 31 .........   $ 9.75      $10.81      $ 12.03      $ 12.44
          June 30 ..........   $ 9.95      $11.29      $ 12.04      $ 12.66
          September 30 .....   $10.24      $11.45      $ 12.14      $ 12.82
          December 31 ......   $10.64      $11.90      $ 12.27          --

                         DESCRIPTION OF COMMON STOCK

      The Company has authorized capital stock consisting of 2,000,000 shares of $2.50 par value Common Stock. The Company hereby incorporates by reference the description of the Common Stock set forth in the Company's Registration Statement on Form 8-A as amended on Form 8 dated May 25, 1988 and Form 8-A/A dated April 19, 1994, and as amended from time to time subsequent to the date of this Prospectus in filings with the Commission. The Board of Directors has authorized 200,000 shares of the Company's Common Stock for issuance under the Plan.


                               INDEMNIFICATION

      The officers, directors, agents and employees of the Company and persons serving as directors, officers, agents or employees of another entity at the request of the Company are entitled to indemnification under the Articles of Association of the Company. Generally, such persons are entitled to indemnification against expenses incurred in connection with any suit, action or proceeding to which they are made a party by reason of their position with the Company. Under the Company's Articles of Association the standard for indemnification is that the individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

      The Company is not currently involved in any pending or threatened litigation which might result in claims for indemnification against the Company.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the officers or directors of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                      INTERESTS OF EXPERTS AND COUNSEL

      Neither any expert named in this registration statement nor counsel for Community Bancorp. was employed for such purpose on a contingent basis, or will receive in connection with this offering of securities any direct or indirect substantial interest in Community Bancorp. or any of its parents or subsidiaries, nor is any such expert or counsel connected with Community Bancorp. or any of its parents or subsidiaries as a promoter, underwriter, voting trustee, director, officer or employee.


                                   EXPERTS

      The consolidated financial statements and schedules of Community Bancorp. and its subsidiary for the year ended December 31, 1994, incorporated herein by reference to its Annual Report on Form 10-KSB for the year then ended, have been audited by A.M. Peisch & Company, independent public accountants, as indicated in their report with respect thereto dated January 18, 1995, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.


                                LEGAL OPINION

      The validity of the shares of Common Stock offered under the Plan will be passed upon for Community Bancorp. by Primmer & Piper, Professional Corporation, St. Johnsbury, Vermont.


                               CORRESPONDENCE

      All correspondence concerning the Plan should be addressed to:

      Community National Bank
      Shareholder Services
      P.O. Box 259
      Derby, VT  05829
      ATTN:  Christine Bumps, Executive Secretary
      (802) 334-7915


=========================================

            TABLE OF CONTENTS


                                    Page
                                    ----

Available Information and Reports
 to Security Holders                   2
Incorporation of Certain Documents
 by Reference                          2
Description of the Dividend
 Reinvestment Plan                     3
  Purpose                              3
  Benefits                             3
  Participation                        3
  Reports to Participants              6
  Dividends                            6
  Certificates for Shares              7
  Sale and Withdrawal of Shares        7
  Termination of Participation         8
  Other Information                    9
Use of Proceeds                       11
Nature of Trading Market; Book Value  11
  Trading Market                      12
  Book Value                          13
Description of Common Stock           13
Indemnification                       13
Interests of Experts and Counsel      14
Experts                               14
Legal Opinion                         14
Correspondence                        14


=========================================



=========================================

           COMMUNITY BANCORP.
               Derby Road
             Derby, VT 05829
             (802) 334-7915





           -------------------

       DIVIDEND REINVESTMENT PLAN

           -------------------

                PROSPECTUS

           -------------------


         Dated December 31, 1995





=========================================



                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

            * SEC registration fee . . . . . . .    $   1189.65
            * Printing and word processing . . .       3,000.00
            * Legal fees and expenses  . . . . .       4,500.00
            * Accounting fees and expenses . . .       1,000.00
            * Blue Sky filing fees and expenses
               (including counsel fees)  . . . .         500.00
            * Other Expenses . . . . . . . . . .              0
                    Total  . . . . . . . . . . .      10,189.65

*  Estimated

Item 15.  Indemnification of Directors and Officers

      Sections 8.50 through 8.58 of the Vermont Business Corporation Act contain provisions governing the indemnification of corporate directors and officers. In general, the statute permits a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, the indemnified individual must have had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit. Indemnification is not permitted with respect to any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein.

      Indemnification can be made by a corporation only upon a determination made in the manner prescribed by the statute that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Vermont Business Corporation Act. That statutory indemnification is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of the corporation, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Vermont Business Corporation Act, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

      Article 12 of the Company's Articles of Association contain similar provisions for indemnification of directors and officers.

      The Company has purchased Directors and Officers Liability
Insurance.

Item 16.  Exhibits

(5) (23) Opinion and consent of Primmer & Piper, P.C. re legality of shares.

(23)     Consent of A.M. Peisch & Company, independent public accountants.

(99)     Stockholder Authorization Form

Item 17.  Undertakings

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

            (iv)  provided, however, that paragraphs (a)(1)(i) and
      (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Act of 1934 that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (5) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange
Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Derby, State of Vermont, on this 14th day of November, 1995

                                    COMMUNITY BANCORP.
                                    [Registrant]

                                    By:   /s/ Richard C. White
                                          ------------------------------
                                          Richard C. White, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons as of this 14th day of November, 1995

Signature                                        Title

/s/ Thomas E. Adams                              Director
-----------------------------------
Thomas E. Adams

/s/ Francis P. Allard                            Director
-----------------------------------
Francis P. Allard

/s/ Jacques R. Couture                           Director
-----------------------------------
Jacques R. Couture

/s/ Elwood Duckless                              Director
-----------------------------------
Elwood Duckless

/s/ Rosemary M. Lalime                           Director
-----------------------------------
Rosemary M. Lalime

/s/ Marcel M. Locke                              Director
-----------------------------------
Marcel M. Locke

/s/ Anne T. Moore                                Director
-----------------------------------
Anne T. Moore

/s/ George B. Roy                                Director
-----------------------------------
George B. Roy

/s/ Richard C. White                             Director and Chief
-----------------------------------              Executive Officer
Richard C. White

/s/ Stephen P. Marsh                             Chief Financial Officer
-----------------------------------              Chief Accounting Officer
Stephen P. Marsh


                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.


                    ____________________________________

                                  FORM S-3

                           REGISTRATION STATEMENT

                                    Under

                         THE SECURITIES ACT OF 1933

                    ____________________________________

                             COMMUNITY BANCORP.

                    ____________________________________

                                  EXHIBITS


                                EXHIBIT INDEX


Exhibit 5 and 23            Opinion and Consent of
                              Primmer & Piper, P.C.

Exhibit 23                  Consent of A.M. Peisch & Company
                              Independent Certified Public Accountants

Exhibit 99                  Stockholder Authorization Form